COAST RESORTS, INC.
                           4500 West Tropicana Avenue
                             Las Vegas, Nevada 89103

                                  April 6, 2001




Dear (Name of Stockholder):

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Coast Resorts, Inc., which will be held in the Bienville Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, on Wednesday, May 9, 2001 at 10:00 a.m. (Pacific Daylight Time). We hope you will be able to attend the Annual Meeting in person and look forward to seeing you.

At the Annual Meeting, stockholders will be asked to elect three directors to the Board of Directors. Class II directors will be elected to serve until the 2004 Annual Meeting of Stockholders and until their successors have been elected and qualified. You are requested to give your prompt attention to this matter, which is more fully described in the accompanying proxy materials.

Whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting and Proxy Statement, you are urged to sign, date and return the enclosed proxy in the envelope provided at your earliest convenience.

Thanks for taking the time to read this letter. Hope to see you at the meeting.

Sincerely,



Michael J. Gaughan
Chairman of the Board
and Chief Executive Officer

                               COAST RESORTS, INC.
                           4500 West Tropicana Avenue
                             Las Vegas, Nevada 89103

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  April 6, 2001

    The 2001 Annual Meeting of the Stockholders of Coast Resorts, Inc., a Nevada corporation (the "Company"), will be held in the Bienville Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, on Wednesday, May 9, 2001, commencing at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

1. To elect three Class II directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified; and

2. To consider and act upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

    Pursuant to the Bylaws of the Company, the time and date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof is fixed as of the close of business on April 2, 2001. Accordingly, only stockholders of record as of the close of business on April 2, 2001 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof, notwithstanding any transfer of stock on the books of the Company thereafter.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

    Stockholders who attend the Annual Meeting may vote in person even though they have previously mailed their Proxy.


                                         By Order of the Board Directors

                                         J. Tito Tiberti
                                         Secretary


Las Vegas, Nevada
April 6, 2001

                               COAST RESORTS, INC.
                           4500 West Tropicana Avenue
                             Las Vegas, Nevada 89103

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                   May 9, 2001


    This Proxy Statement is first being mailed on or about April 6, 2001 to stockholders of Coast Resorts, Inc., a Nevada corporation (the "Company"), of record as of the close of business on April 2, 2001.

    The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of the Company for use at the Company's 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 9, 2001 and at any adjournment(s) or postponement(s) thereof. Pursuant to the Bylaws of the Company, a Proxy must be filed with the Secretary of the Company at or before the Annual Meeting in order to be valid. It may be revoked at any time prior to its use by (1) providing a written revocation to the Secretary of the Company at its offices, (2) executing and delivering a later dated Proxy, or (3) attending the Annual Meeting and voting in person. Shares represented by an unrevoked Proxy will be voted as directed by the stockholder. If no direction is given, such shares will be voted for the election of the nominees named herein for election as directors, and in the discretion of the proxy holders with respect to any other matters properly presented to the Annual Meeting and at any adjournment(s) or postponement(s) thereof and of which the Company had not received notice before February 27, 2001.

                                  VOTING RIGHTS

    Only stockholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding 1,463,177.94 shares of the Company's common stock, $.01 par value (the "Common Stock"). The presence, either in person or by proxy, of persons entitled to vote 50% of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval. Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether approval of the stockholders has been obtained with respect to any such matter and thus will have the effect of a "No" vote in connection with each such matter. Abstentions and broker non-voters will have no effect in connection with the election of directors.

                              ELECTION OF DIRECTORS

    Pursuant to the Articles of Incorporation and Bylaws of the Company, at the Annual Meeting stockholders will elect three directors to serve until the 2004 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board has nominated the three current directors whose terms expire at the Annual Meeting to stand for re-election at the Annual Meeting. Such directors are Messrs. F. Michael Corrigan, Charles Silverman and Joseph A. Blasco. The enclosed Proxy, unless indicated to the contrary, will be voted for the Board's nominees.

    Under the Company's Bylaws, in order to be effective, nominations by a stockholder of a candidate for election as a director must be submitted to the Secretary of the Company not later than sixty days in advance of the Annual Meeting. Any such notice of nomination must set forth: (i) the name, age, business address and residence address of each nominee proposed in such notice,
(ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Company beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required under the rules and regulations of the Securities and Exchange Commission ("SEC") in a proxy statement soliciting proxies for the election of such nominees. Such notice must also include a written consent to serve as a director, if elected, executed by each such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES LISTED ABOVE.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The following tables set forth the names and ages of the directors and executive officers of the Company, their respective positions and the expiration dates of their respective terms as of April 6, 2001.

                        Directors and Executive Officers

                                                                   Term
Name                  Age   Position(s) Held                      Expires
-------------------  -----  ------------------------------------  -------

                            Nominees for Re-election
                            ------------------------

F. Michael Corrigan   65    Director                               2001

Charles Silverman     68    Director                               2001

Joseph A. Blasco      57    Director                               2001

                               Other Directors
                               ---------------

Michael J. Gaughan    58    Chairman of the Board and              2003
                            Chief Executive Officer

Harlan D. Braaten     50    Director, President and                2003
                            Chief Operating Officer

Gage Parrish          47    Director, Vice President,              2003
                            Chief Financial Officer and
                            Assistant Secretary

Jerry Herbst          63    Director, Treasurer and                2002
                            Assistant Secretary

J. Tito Tiberti       55    Director and Secretary                 2002

Franklin Toti         62    Director and Vice President            2002
                            of Casino Operations

    F. Michael Corrigan. Mr. Corrigan was elected as a director of the Company and its wholly owned subsidiary, Coast Hotels and Casinos, Inc. ("Coast Hotels") effective as of March 1, 1996. His current term as a director expires in 2001. Since July 1989, Mr. Corrigan has served as the chief executive officer of Corrigan Investments, Inc., which owns and manages real estate in Nevada and Arizona. In addition, Mr. Corrigan is the Chief Executive Officer of Corstan, Inc., a mortgage banking company, and was previously the owner, President and Chief Operating Officer of Stanwell Mortgage, a Las Vegas mortgage company.

    Charles Silverman. Mr. Silverman was elected as a director of the Company and Coast Hotels effective as of March 1, 1996. His current term as a director expires in 2001. Mr. Silverman is the President and sole stockholder of Yates-Silverman, Inc., which specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Completed projects of Yates-Silverman, Inc. include New York-New York, Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat. Yates-Silverman, Inc. also served as the principal designer for The Orleans and the Suncoast. Mr. Silverman has served as the president of Yates-Silverman, Inc. since its inception in 1971.

    Joseph A. Blasco. Mr. Blasco was elected as a director of the Company and Coast Hotels effective as of December 16, 1996. His current term as a director expires in 2001. Since 1984, Mr. Blasco has been a partner in the real estate development partnership that developed the Spanish Trail community in Las Vegas, a project that includes over 1,200 homes, a 27-hole golf course and a country club. Mr. Blasco is currently the managing General Partner of United Realty Investments, a real estate development and management company in Las Vegas. He is also general partner in two real estate development partnerships, Summer Trail LLC and Trop-Edmond Ltd.

    Michael J. Gaughan. Mr. Gaughan has been a director of the Company since its formation in September 1995 and is the Chairman of the Board and Chief Executive Officer of the Company. His current term as a director expires in 2003. He is also a director and Chairman of the Board and Chief Executive Officer of Coast Hotels. Mr. Gaughan was a general partner of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the reorganization in which the Barbary Coast Partnership and the Gold Coast Partnership consolidated with Coast Resorts and Coast Hotels (the "Reorganization"). Mr. Gaughan served as the managing general partner of the Gold Coast Partnership from its inception in December 1986 until the effective date of the Reorganization. Mr. Gaughan and Mr. Herbst were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

    Harlan D. Braaten. Mr. Braaten joined the Company as the President, Chief Financial Officer and a director in October 1995, and was appointed Chief Operating Officer in February 1996. His current term as a director expires in 2003. Mr. Braaten is also the President and Chief Operating Officer of Coast Hotels. Prior to joining the Company, Mr. Braaten was employed in various capacities, including the general manager and, most recently, senior vice president, treasurer and chief financial officer of Rio Hotel and Casino, Inc. in Las Vegas. From March 1989 to February 1991, Mr. Braaten was vice president, finance of MGM/Marina Hotel and Casino in Las Vegas, Nevada. Prior thereto, from November 1983 to March 1989, Mr. Braaten was property controller for Harrah's in Reno, Nevada. Mr. Braaten has over 22 years of experience in the Nevada gaming industry.

    Jerry Herbst. Mr. Herbst has been a director, Treasurer and Assistant Secretary of the Company and Coast Hotels since their formation in September 1995. His current term as a director expires in 2002. Mr. Herbst has been the president of Terrible Herbst Oil Company, an owner and operator of gas stations and car washes, since 1959. Mr. Herbst and Mr. Gaughan were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the formation of Coast Hotels. Mr. Herbst has served as a member of the board of directors of Nevada Power Company since 1990 and of Edelbrock Corporation since 1994.

    J. Tito Tiberti. Mr. Tiberti has been a director and Secretary of the Company and Coast Hotels since their formation in September 1995. His current term as a director expires in 2002. Mr. Tiberti is the president, a director and a stockholder of, and together with his immediate family, controls Tiberti Construction, a construction company which served as the general contractor for the construction of The Orleans and the Suncoast and is also serving as general contractor for our planned expansions and remodel at The Orleans and the Suncoast. He has also served as managing general partner of The Tiberti Company, a real estate rental and development company, since 1971. The Tiberti Company is the lessor of the real property site for The Orleans. Mr. Tiberti has been involved in the gaming industry for 22 years and was a general partner of the Barbary Coast Partnership prior to the formation of the Company and Coast Hotels.

    Gage Parrish. Mr. Parrish was named Vice President, Finance, Assistant Secretary and a director of the Company and Coast Hotels in October 1995 and was promoted to Chief Financial Officer in February 1996. His current term as a director expires in 2003. From 1986, until the Reorganization, he was the Controller and Chief Financial Officer of the Gold Coast Partnership. From 1981 to 1986, Mr. Parrish served as Assistant Controller of the Barbary Coast Partnership. Mr. Parrish is a certified public accountant and has approximately 22 years of experience in the gaming industry.

    Franklin Toti. Mr. Toti has been a director of the Company and Coast Hotels since October 5, 1998. His current term expires in 2002. He has been Vice President of Casino Operations for the Company and Coast Hotels since January 1, 1996. Mr. Toti was a general partner and Casino Manager of the Barbary Coast Partnership from its inception in 1979 until January 1, 1996, the effective date of the Reorganization. Mr. Toti has 40 years of experience in the gaming industry.

    Directors of the Company who are also employees of the Company or Coast Hotels receive no compensation for service on the Board of Directors or its committees. All other directors receive an annual director's fee of $24,000, payable quarterly in arrears. Directors may also be reimbursed for out-of-pocket expenses incurred in connection with attending Board of Director or committee meetings.

                 Board of Directors and Committees to the Board

    The Board of Directors held nine meetings during 2000. During 2000, each director attended at least 75% of the aggregate number of meetings of the Board and the respective Committees on which he served while a member thereof. The Board of Directors has three standing committees: the Compliance Committee, the Audit Committee and the Compensation Committee.

    The Compliance Committee, which consists of Messrs. Corrigan and Blasco as well as, two other employees of Coast Hotels, was established in December 1999. It held two meetings in 2000. The Compliance Committee monitors the Company's compliance with federal, state and local laws and regulations, including specifically but not exclusively, State of Nevada gaming regulations accounting policies.

    The Compensation Committee, which was created in July 1996, consists of Messrs. Corrigan, Silverman and Blasco. The Compensation Committee held one meeting during the year 2000. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The functions performed by the Compensation Committee include oversight of executive compensation, review of the Company's overall compensation programs, and administration of certain of the Company's incentive compensation programs.

    The Audit Committee, which was created in March 1996, consists of Messrs. Corrigan and Blasco. The Audit Committee held three meetings during 2000. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The functions performed by the Audit Committee include review of the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The Audit Committee also reviews and makes recommendations to the Board of Directors with respect to any contracts which the Company proposes to enter with companies in which other members of the Board of Directors or Company officers have an interest or are operated or owned by a relative of a member of the Board of Directors of a Company officer.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table sets forth all compensation earned by or paid by Coast Hotels during 1998, 1999 and 2000 to each executive officer (the "Named Executive Officers") whose compensation exceeded $100,000 in all capacities in which they served.

                           Summary Compensation Table

                                               Annual Compensation
                                    -----------------------------------------
                                                                 All Other
Name And Principal Position         Year    Salary     Bonus   Compensation(1)
                                    ----   --------  --------  --------------
Michael J. Gaughan................  2000   $300,000   $     --    $  4,361
Chairman of the Board and           1999   $300,000   $     --    $  4,000
Chief Executive Officer of          1998   $300,000   $     --    $  5,000
the Company and Coast Hotels

Harlan D. Braaten.................  2000   $300,000   $150,000    $  4,361
President and                       1999   $275,000   $137,500    $  3,150
Chief Operating Officer of          1998   $250,000   $125,000    $  5,000
the Company and Coast Hotels

Gage Parrish......................  2000   $225,000   $     --    $  4,361
Vice President, Chief Financial     1999   $212,500   $ 15,000    $  3,900
Officer and Asst. Secretary of 1998 $200,000 $ -- $ 5,000 the Company and Coast Hotels


(1) The amounts reflect matching contributions paid to our 401(k) Profit Sharing Plan and Trust.

Employment Agreement

    Effective as of January 1, 1999, Coast Hotels entered into an employment agreement with Harlan Braaten, President and Chief Operating Officer. The agreement has a term of three years and provides for Mr. Braaten to receive a base salary of $250,000 for the first year and $300,000 for the second and third years. The agreement may be terminated upon 30 days notice by Mr. Braaten and at any time by Coast Hotels. In addition, in the event of a termination of Mr. Braaten's employment other than for failure to comply with Nevada gaming regulations, failure to perform his duties, medical incapacity or his arrest on a felony offense, Mr. Braaten will be entitled to receive a severance payment in the amount of $300,000 plus any pro rata bonus payment and unvested stock options to which he is entitled. Pursuant to the arrangement, Coast Resorts granted Mr. Braaten options to purchase 30,415 shares of Coast Resorts, Inc. for $100 per share. The option vested as to one-third of the shares on the grant date, January 1, 1999, vested as to an additional one-third of the shares on January 1, 2000 and vested as to the final one-third of the shares on January 1, 2001. The options expire on December 31, 2009.

Stock Options

    Effective June 14, 1999 Coast Resorts issued options to purchase 5,000 shares of its common stock to its chief financial officer. The options vested in one-third increments on June 14, 1999, June 14, 2000 and June 14, 2001. The exercise price of the options is at $100 per share, which is equivalent to the estimated fair value of Coast Resorts' common stock at the grant date.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. ("LVDC"). Michael J. Gaughan's son is the president and sole stockholder of LVDC. LVDC provides certain dissemination and pari-mutuel services to the Gold Coast, the Barbary Coast, The Orleans and the Suncoast. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services in the State of Nevada. Under these dissemination contracts, we pay to LVDC an average of 3% of the wagers accepted for races held at the racetracks covered by the respective contracts. We also pay to LVDC a monthly fee for race wire services. For the fiscal years ended December 31, 1998, 1999 and 2000, we incurred expenses payable to LVDC of approximately $3.1 million, $1.3 million and $1.6 million, respectively. The terms on which such services are provided are regulated by the Nevada Gaming Authorities.

    Tiberti Construction Company served as the general contractor for the original construction of the Gold Coast and for certain expansions thereof, and for the original construction of the Barbary Coast and all expansions thereof. Tiberti Construction was also the general contractor for the original construction of The Orleans, and for the expansions in 1997 and 1999, as well as the general contractor for the construction of the Suncoast. J. Tito Tiberti owns approximately 6.20 % of the outstanding common stock of Coast Resorts, and is a director, Vice President and Secretary of Coast Hotels and Coast Resorts. Mr. Tiberti is the president, a director and stockholder of, and together with his immediate family members, controls Tiberti Construction. For the years ended December 31, 1998, 1999 and 2000, we incurred expenses payable to Tiberti Construction of approximately $3.7 million, $27.9 million and $108.5 million, respectively.

    We have entered into a ground lease with The Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a director of Coast Hotels and a director and stockholder of Coast Resorts, is the managing partner of The Tiberti Company. We paid rental expenses to The Tiberti Company of $2.4 million per year for the fiscal years ended December 31, 1998, 1999 and 2000.

    Michael J. Gaughan and Franklin Toti are owners of LGT Advertising, which serves as our advertising agency. LGT Advertising purchases advertising for our casinos from third parties and passes any discounts directly through to us. LGT Advertising receives no compensation or profit for such activities, and invoices us for actual costs incurred. LGT Advertising uses our facilities and employees in rendering its services, but does not pay any compensation to us for such use. Messrs. Gaughan and Toti receive no compensation from LGT Advertising. Advertising expenses payable to LGT Advertising were approximately $6.0 million, $5.4 million and $6.5 million for the years ended December 31, 1998, 1999 and 2000, respectively.

    We have purchased certain of our equipment and inventory for our operations from RJS Inc., a Nevada corporation that is owned by Michael J. Gaughan's father and Steven Delmont, our restaurant manager. RJS invoices us for actual costs incurred. For the fiscal years ended December 31, 1998, 1999 and 2000, we incurred expenses payable to RJS of approximately $829,000, $2.1 million and $6.5 million, respectively.

    Michael J. Gaughan is the majority stockholder of Nevada Wallboards, Inc., a Nevada corporation ("Nevada Wallboards"), which prints wallboards and parlay cards for use in our race and sports books. Mr. Gaughan receives no compensation from Nevada Wallboards. For the fiscal years ended December 31, 1998 1999 and 2000, we incurred expenses payable to Nevada Wallboards of approximately $186,000, $180,000 and $192,000, respectively.

    Charles Silverman, a director of Coast Hotels and Coast Resorts, is the president of Yates-Silverman, Inc., which served as the designer of The Orleans and the Suncoast. For the fiscal years ended December 31, 1998, 1999 and 2000, we incurred expenses payable to Yates-Silverman of $500,000, $721,000 and $548,000, respectively.

    Coast Hotels promotes The Orleans by advertising on NASCAR racecars operated by Orleans Motorsports, Inc. In 1999 and 2000, we spent $300,000 and $180,000, respectively, in connection with this promotion. Brendan Gaughan, the main driver employed by Orleans Motorsports, is the son of Michael J. Gaughan.

    The foregoing transactions are believed to have been on terms no less favorable to us than could have been obtained from unaffiliated third parties and were approved by a majority of our disinterested directors. Any future transactions between us and our officers, directors, principal stockholders or affiliates will be on terms no less favorable to us than may be obtained from unaffiliated third parties, and will be approved by a majority of our disinterested directors.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

    Rules adopted by the SEC under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") require the Company's officers and directors, and persons who own more than ten percent of the issued and outstanding shares of the Company's equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Such persons are required by the SEC's regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

    Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year, and any written representations provided to it, the Company believes that each of the officers, directors, and owners of more than 10% of the outstanding Common Stock of the Company are in compliance with Section 16(a) of the Securities Exchange Act of 1934 for the year 2000.

                         BENEFICIAL OWNERSHIP OF SHARES

    The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company as of April 2, 2001 (i) each person who, to the Company's knowledge, owns more than 5% of the outstanding common stock, (ii) each director of the Company, (iii) each other person named in the Summary Compensation Table above and (iv) all directors and executive officers of the Company as a group.


Name(1)                                   Number of Shares   Percentage
--------------------------------------    ----------------   ----------

Michael J. Gaughan                            455,103.97     31.10 %
Jerry Herbst                                  265,488.08     18.14 %
Jimma Lee Beam                                104,529.41      7.14 %
Franklin Toti                                  99,776.47      6.82 %
J. Tito Tiberti(2)                             90,751.47      6.20 %
Harlan D. Braaten(3)                           30,415.00      2.04%
F. Michael Corrigan                             5,263.24        *
Joseph A. Blasco                                  500.00        *
Charles Silverman                                 500.00        *
Gage Parrish (4)                                3,333.33        *

All directors and executive officers          951,131.56     63.54 %
 as a group (9 persons)

--------------------------------------
* Less than one percent

(1) The address of Messrs. Gaughan and Toti is 4500 West Tropicana Avenue, Las Vegas, Nevada 89103. The address of Mr. Herbst is 5195 Las Vegas Boulevard South, Las Vegas, Nevada 89119. The address of Mr. Tiberti is 1806 South Industrial Road, Las Vegas, Nevada 89102. The address of Ms. Beam is 2409 Windjammer Way, Las Vegas, Nevada 89107. The address of Mr. Corrigan is 4100 West Flamingo Road, Las Vegas, Nevada 89103.

(2) Includes 600 shares held by trusts for the benefit of Mr. Tiberti's children and 2000 shares held by a partnership of which trusts for the benefit of Mr. Tiberti's children are indirect partners, as to which Mr. Tiberti disclaims beneficial ownership.

(3) Reflects shares that may be purchased upon exercise of a stock option. Pursuant to his employment agreement, Mr. Braaten was granted an option to purchase 30,415 shares of Coast Resorts, Inc. for $100 per share. One third of the options vested on the grant date (January 1, 1999), one third vested on January 1, 2000 and the remaining third vested on January 1, 2001.

(4) Reflects shares that may be purchased upon exercise of a stock option. Mr. Parrish was granted an option to purchase 5000 shares of Coast Resorts, Inc. for $100 per share. One third of the options vested on the grant date (June 14, 1999), one third vested on June 14, 2000, and the remaining third vest on June 14, 2001.

    There is no public market for the Company's common stock.

                                  ANNUAL REPORT

    The Annual Report of the Company for the fiscal year ended December 31, 2000, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, without the exhibits thereto, was mailed on April 6, 2001, to shareholders of record as of April 2, 2001.

    The company will provide a copy of the Annual Report and of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 upon the written request of any beneficial owner of the Company's securities as of the record date for the Annual Meeting and reimbursement of the Company's reasonable expenses. Such request should be addressed to Gage Parrish, Vice President and Chief Financial Officer, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.


                             AUDIT COMMITTEE REPORT

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. During the year ended December 31, 2000, the Audit Committee met three times. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards.

    The Board of Directors has not adopted a written charter for the audit committee.

    The following fees were paid to PricewaterhouseCoopers for services provided to the Company for the fiscal year ended December 31, 2000:

   Audit Fees                                                        $206,000
   Financial Information Systems Design and Implementation Fees      $      0
   All Other Fees                                                    $ 49,000

    Audit fees are the aggregate fees billed for professional services rendered for the audit of the annual financial statements of the Company and its subsidiaries for the most recent fiscal year and the reviews of the financial statements included in the Forms 10-Q of the Company and its subsidiaries for that fiscal year.

    Financial information systems design and implementation fees are the aggregate fees billed for services such as the operation or supervision of the Company's information system or for the design or implementation of a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the audit client's financial statements rendered by the principal accountant for the most recent fiscal year.

    All other fees are the aggregate fees billed for services other than audit and financial information systems and implementation services, rendered by PricewaterhouseCoopers for the most recent fiscal year.

    The Audit Committee has not considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditor's independence.

                                         By the Audit Committee

                                         F. Michael Corrigan
                                         Joseph A. Blasco


                          COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors was appointed in June 1996. The Compensation Committee has reviewed and will review and recommend compensation levels for executive officers of the Company and oversee and administer the Company's executive compensation programs. The Compensation Committee recommends, and the Board of Directors determines compensation levels for the executive officers of the Company. All members of the Compensation Committee are outside directors, who are not eligible to participate in any of the compensation programs that the Committee oversees.

    The Company's executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for the Company's short and long-term profitability, growth and return to stockholders. Compensation for the Company's executive officers generally consists of salary and an annual bonus. In some cases, stock options are also awarded.

    Executive officers also participate in a 401(k) plan, a medical plan and other benefit plans available to employees generally.

    Pay levels for executives generally are based on the level of responsibility, scope and complexity of the executive's position relative to other senior management positions internally and at other competitive gaming companies.

    The determination of salary increases, annual bonus awards and long-term incentive awards is expected to be reviewed annually based on the performance of the Company. Also factored into these decisions will be each executive's individual performance and contribution to the Company's future positioning. Although the components of compensation (salary, annual bonuses and long-term incentive awards) will be reviewed separately, compensation decisions are based on a review of the total compensation level awarded compared to other executives with similar gaming companies. In establishing 2000 compensation for the named executive officers, the Board of Directors took into account the compensation paid to Messrs. Gaughan, Braaten and Parrish in 1999, the levels of compensation paid to executives in the gaming industry generally, and the performance of the Company in the year 2000. During the year 2000 the net revenues of the Company increased from $362,531,000 to $419,527,000 and the net income, before extraordinary items, increased from $21,222,000 to $26,778,000. EBITDA increased from $77,992,000 in 1999, to $98,290,000 in 2000 an increase of approximately 26%. Based upon this performance, and in Mr. Braaten's case under the terms of his employment contract, Mr. Braaten received a bonus of $150,000. While the Compensation Committee believed that Mr. Gaughan was entitled to a bonus for the year 2000 in an amount at least equal to the bonus paid to Mr. Braaten, Mr. Gaughan indicated to the Compensation Committee and the Board of Directors that he did not wish to receive a bonus for the year 2000.

Compensation Committee Interlocks and Insider Participation

    There are no members of the Compensation Committee that have been, or currently are officers or employees of the Company or its subsidiaries. Mr. Silverman is the president of Yates-Silverman, Inc., which served as the designer of The Orleans and the Suncoast. For the fiscal years ended December 31, 1998, 1999 and 2000, we incurred expenses payable to Yates-Silverman of $500,000, $721,000 and $548,000, respectively.

                                         By the Compensation Committee

                                         Charles Silverman
                                         F. Michael Corrigan
                                         Joseph A. Blasco


                         INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected PricewaterhouseCoopers as the Company's independent public accountants and auditors for fiscal year ending December 31, 2001. PricewaterhouseCoopers served as the Company's independent public accountants and auditors for the fiscal year ending December 31, 2000. Stockholder's are not being asked to vote in connection with the selection of the Company's independent public accountants. A representative of PricewaterhouseCoopers will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 2002 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before December 8, 2001. The Board will review any proposals from eligible stockholders, which it receives by that date and will determine whether any such proposals will be included in its 2002 proxy solicitation materials. Any eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at that annual meeting who has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                             SOLICITATION OF PROXIES

The cost of this solicitation will be borne by the Company. Proxies may be solicited by mail, telephone, or telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their name or in the names of their nominees for reasonable expenses of forwarding proxy materials to their principals.


                                 OTHER BUSINESS

The Board does not know of any other business, which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment(s) or postponement(s) thereof and the Company did not receive notice of the business before February 27, 2001, the proxy holders will vote in regard thereto according to their discretion. Pursuant to the Company's Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Company's books and records, of the stockholder proposing such business, (iii) the class and number of shares of the Company beneficially owned by the stockholder and (iv) any material interest of the stockholder in such business.

                                         By Order of the Board of Directors

                                         J. Tito Tiberti
                                         Secretary

                                      PROXY
                               COAST RESORTS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     FOR THE
                       2001 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby  constitutes and appoints Michael J. Gaughan,  Harlan
D. Braaten, and J. Tito Tiberti, and each or any of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock, $.01 par value, of Coast Resorts, Inc. (the Company), that the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, on Wednesday, May 9, 2001, and at any and all adjournments or postponements thereof (the "Meeting"), as herein specified (or, if no direction is given, FOR the nominees named below) and in such proxyholder's discretion upon any other matter that may properly come before the Meeting.

A.  ELECTION OF DIRECTORS

    CLASS  II  (for  election  to  serve  until  the  2004  Annual   Meeting  of
    Stockholders and until their successors are elected and have qualified): F. MICHAEL CORRIGAN, CHARLES SILVERMAN, JOSEPH A. BLASCO

    ____ FOR all nominees listed above (except as marked to the contrary above):

    -or-

    ____ WITHHOLD AUTHORITY to vote for all nominees listed above.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THAT NOMINEE'S NAME IN THE LIST ABOVE.

B. IN THE DISCRETION OF THE PROXYHOLDERS with respect to any other matter which may properly come before the Meeting. The Board of Directors is not aware of any other matters that will be presented at the meeting.

    THE SHARES VOTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED ABOVE.

    IMPORTANT: Please sign your name or names exactly as they appear on this Proxy. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such. If shares are held jointly, EACH holder should sign.


                                            ____________________________________
                                                         Signature


                                            ____________________________________
                                                         Signature


                                            DATE:_________________________, 2001


    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.